Exhibit 10.22

The Western Union Company 2006 Long-Term Incentive Plan

Nonqualified Stock Option Grant—Terms and Conditions

Executive Committee Members

1.	These Terms and Conditions form part of your Stock Option Agreement (the “Agreement”) in connection with the grant of a Nonqualified Stock Option (“Stock Option”) under The Western Union Company 2006 Long-Term Incentive Plan (the “Plan”). A copy of the Plan is enclosed for your convenience. The terms of the Plan are hereby incorporated in this Agreement by reference and made a part hereof. Any capitalized terms used in this Agreement that are not defined herein shall have the meaning set forth in the Plan.

2.	The number of common shares of The Western Union Company (the “Company”) subject to the Stock Option and the option exercise price are specified in the attached Award Notice (which forms part of the Agreement) and are subject to adjustment as described in Paragraph 7 below.

3.	Subject to other provisions of this Agreement and the terms of the Plan, you will “vest” in, or have the right to exercise, this Stock Option as follows:

(a)	On or after the first anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to one-fourth (25%) of the total number of shares covered hereby;

(b)	On or after the second anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to one-half (50%) of the total number of shares covered hereby;

(c)	On or after the third anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option for up to three-fourths (75%) of the total number of shares covered hereby;

(d)	On or after the fourth anniversary and until the tenth anniversary of the grant date, you may exercise this Stock Option with respect to the total number of shares covered hereby.

(e)	No part of this Stock Option may be exercised after the tenth anniversary of the grant date listed in the attached document.

Notwithstanding any other provision of the Plan or this Agreement, to exercise your Stock Option, you must execute and return to the Company an updated restrictive covenant agreement if requested by the Company containing certain noncompete, nonsolicitation and/or nondisclosure provisions.

4.	This Stock Option may not be exercised unless the following conditions are met:

(a)	Legal counsel for the Company must be satisfied at the time of exercise that the issuance of shares upon exercise will comply with applicable U.S. federal, state, local and foreign laws.

(b)

You pay the exercise price as follows: (i) by giving notice to the Company of the number of whole shares of Common Stock to be purchased and by making payment therefor in full (or arranging for such payment to the Company’s satisfaction) either (A) in cash, (B) by delivery

(either actual delivery or by attestation procedures established by the Company) of Mature Shares having an aggregate Fair Market Value, determined as of the date of exercise, equal to the aggregate purchase price payable by reason of such exercise, (C) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Company and to which you have submitted an irrevocable notice of exercise (i.e., also known as “cashless exercise”) or (D) by a combination of (A) and (B) and (ii) by executing such documents as the Company may reasonably request.

(c)	You must, at all times during the period beginning with the grant date of this Stock Option and ending on the date of such exercise, have been employed by the Company, a Subsidiary or an Affiliate or have been engaged in a period of Related Employment, with certain exceptions noted below. Service on the Board after receipt of a Stock Option shall not be considered a termination of employment.

(d)	You have executed and returned to the Company a restrictive covenant agreement containing certain noncompete, nonsolicitation and/or nondisclosure provisions. While a court may sever any provision in the restrictive covenant agreement, you agree by executing the restrictive covenant agreement that the Company will be relieved of its obligations under this Agreement with respect to current and future stock option awards if you do not abide by the restrictive covenant agreement as written.

5.	Absent a period of Related Employment or service on the Board subsequent to the grant date, if you terminate employment or cease providing services while holding Stock Options, your right to exercise those Stock Options and the time during which you may exercise the Stock Options depends on the reason for your termination.

(a)	Disability. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Disability, each Stock Option shall become fully vested and exercisable and may thereafter be exercised by you (or your legal representative or similar person) until the date which is one year after the effective date of your termination of employment or service, or if earlier, the expiration date of the term of such Stock Option.

(b)	Retirement. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of Retirement, each Stock Option shall continue to vest in accordance with its terms, and to the extent vested, may thereafter be exercised by you (or your legal representative or similar person) until the date which is four years after the effective date of your termination of employment or service, or if earlier, the expiration date of the term of such Stock Option. In administering the Plan, the Committee reserves the right to treat your termination of employment due to Retirement the same as “Other Termination” (as defined in this Agreement) in the event that application of the immediately preceding sentence would be deemed to be impermissible age discrimination under local law, as determined in the sole discretion of the Committee.

(c)	Death. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates by reason of death, each Stock Option shall become fully vested and exercisable and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of such Stock Option.

(d)	Involuntary Termination Without Cause. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated involuntarily and without Cause and you are an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee, each Stock Option shall continue to vest in accordance with its terms, and to the extent vested, may thereafter be exercised by you (or your legal representative or similar person) until the end of your severance period under such Policy or, if earlier, the expiration date of the term of such Stock Option.

(e)	Termination for Cause. If your employment with or service to the Company, a Subsidiary or an Affiliate is terminated for Cause, each Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date of your termination of employment or service. If the New York Stock Exchange is closed at the time of your termination of employment, such Stock Option shall be forfeited at the time your employment is terminated and shall be canceled by the Company.

(f)	Other Termination. If your employment with or service to the Company, a Subsidiary or an Affiliate terminates for any reason other than Disability, Retirement, death, involuntary termination without Cause or termination for Cause, each Stock Option shall cease to vest, and to the extent already vested, may thereafter be exercised by you (or your legal representative or similar person) until the close of the New York Stock Exchange (if open) on the date which is the thirtieth (30th) day following your termination of employment or service, or if earlier, the expiration date of the term of such Stock Option. If the New York Stock Exchange is closed on the thirtieth day following your termination of employment or service, then your unexpired Stock Option may be exercised until the close of the New York Stock Exchange on the next following day on which the New York Stock Exchange is open, after which time all unexercised Stock Options shall be forfeited and canceled by the Company.

(g)	Death Following Termination of Employment or Service. If you die during the applicable Post-Termination Exercise Period, each Stock Option will be exercisable only to the extent that such Stock Option is exercisable on the date of your death and may thereafter be exercised by your executor, administrator, legal representative, beneficiary or similar person until the date which is one year after the date of death, or if earlier, the expiration date of the term of such Stock Option.

6.	So long as you continue employment with or service to the Company, you may transfer Stock Options to a Family Member or Family Entity without consideration; provided, however, in the case of a transfer of Stock Options to a limited liability company or a partnership which is a Family Entity, such transfer may be for consideration consisting solely of an entity interest in the limited liability company or partnership to which the transfer is made. Any transfer of Stock Options shall be in a form acceptable to the Committee, shall be signed by you and shall be effective only upon written acknowledgement by the Committee of its receipt and acceptance of such notice. If a Stock Option is transferred to a Family Member or Family Entity, the Stock Option may not thereafter be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of by such Family Member or Family Entity except by will or the laws of descent and distribution.

7.	The Committee shall adjust your Stock Option award in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a regular cash dividend, provided, however, that any such adjustment shall comply with the requirements of Code §409A.

8.	In the event of a Change in Control, each outstanding Stock Option granted to you under the Plan shall immediately become fully vested and exercisable. If you are an eligible participant in the Severance/Change in Control Policy applicable to members of the Company’s Executive Committee at the time of a Change in Control and your employment with or service to the Company, a Subsidiary or an Affiliate is terminated involuntarily and without Cause or terminated by you for “good reason” (as defined in such Policy) during the 24 months beginning on the effective date of the Change in Control, then each Stock Option granted to you may be exercised by you (or your legal representative or similar person) until the end of your severance period under such Policy or, if earlier, the expiration date of the term of such Stock Option.

9.	The Board or Committee may amend or terminate the Plan and may amend (or their delegate may amend) these Terms and Conditions. No amendment may impair your rights as an option holder without your consent. The determination of such impairment shall be made by the Committee in its sole discretion.

10.	The Committee (or its delegate) administers the Plan and has discretion to interpret the Plan and this Agreement. Any decision or interpretation rendered by the Committee or its delegate shall be final, conclusive and binding on you and all persons claiming under or through you. By accepting this grant or other benefit under the Plan, you and each person claiming under or through you shall be conclusively deemed to have indicated acceptance and ratification of, and consent to, any action taken under the Plan by the Committee or its delegate.

11.	The validity, construction, interpretation, administration and effect of the Plan and this Agreement shall be governed by the substantive laws, but not the choice of law rules, of the State of Delaware.